Exhibit 99.1

Allegheny Technologies Announces Strong First Quarter 2005 Results

    PITTSBURGH--(BUSINESS WIRE)--April 21, 2005--Allegheny
Technologies Incorporated (NYSE:ATI)


--  Revenues increased 52% to $880 million
--  Net income was $66.3 million, or $0.66 per share
--  Operating profit increased to $114 million
--  Segment operating margins as a percentage of sales:
    --  Flat-Rolled Products 7.5%
    --  High Performance Metals 24%
    --  Engineered Products 12%
--  Net debt to total capitalization improved to 39.4%
--  Cash on hand was $231 million

    Allegheny Technologies Incorporated (NYSE:ATI) reported net income for the first quarter 2005 of $66.3 million, or $0.66 per share, on sales of $879.6 million.
    In the first quarter 2004, ATI reported a net loss of $50.4 million, or $(0.63) per share, on sales of $577.8 million.
    "Our strong first quarter results are a good start to achieving the next level of success for ATI," said L. Patrick Hassey, Chairman, President and Chief Executive Officer of Allegheny Technologies.
    "Robust demand from the early stage recovery of the commercial aerospace market drove High Performance Metals segment results. We continue to be encouraged by the improved market and cost position of our Flat-Rolled Products segment. Our Engineered Products segment also performed very well and is becoming more important to our results.
    "ATI sales increased by 52% compared to the first quarter 2004 and by more than 13% compared to the fourth quarter 2004. Overall segment operating profit improved to $114 million, and operating margins reached nearly 13% of sales.
    "Operating performance benefited from strong demand, higher selling prices, ongoing cost reductions and capital investments, and from ATI Business System manufacturing initiatives.
    "First quarter operating margin in our High Performance Metals segment exceeded 24%. Demand was robust from the aerospace market for our titanium alloys, nickel-based superalloys, and vacuum melted specialty steels. In addition, our exotic alloys business had another outstanding quarter due to continued government, corrosion, and medical market strength.
    "First quarter results in our Flat-Rolled Products segment were good. We expect to do better. Shipments were 172,800 tons and segment operating margin was 7.5%. Operating and quality costs were higher than expected as we balanced production flow in the first quarter. In addition, some of our stainless steel sheet service center and tubing customers were adjusting their inventories, which had risen at the end of 2004, due in part to an import surge in December. Stainless steel sheet imports through February 2005, the latest data available, returned to approximately the 2004 monthly average. Importantly, most end markets for our flat-rolled products remained solid.
    "In our Engineered Products segment, operating margins increased to over 12% as a result of ATI Business System improvements and strong demand from several key markets, such as oil and gas, aerospace, and transportation markets as well as general manufacturing.
    "We remain optimistic about the prospects for ATI. Backlogs in our High Performance Metals segment are at near record levels and lead times continue to lengthen. We expect sustained demand for our materials used for jet engine after-market parts and new commercial jet engines and airframes. In addition, we see continued strength for our exotic alloys. In our Flat-Rolled Products segment, capital goods markets are expected to remain strong. We believe stainless steel service center supply chain inventories will be in balance by the end of the second quarter 2005. The global electrical steel markets for power distribution are looking for added supply as that market gains momentum. Markets for our Engineered Products segment businesses remain robust."


                                                 Three Months Ended
                                                      March 31
                                                    In Millions
                                              ------------------------
                                                  2005        2004
                                              ------------ -----------

Sales                                             $ 879.6    $ 577.8

Net income (loss)                                 $  66.3    $ (50.4)

                                                  Per Diluted Share

Net income (loss)                                 $   0.66   $  (0.63)


    First Quarter 2005 Financial Highlights

    -- Sales were $879.6 million, 52% higher than the first quarter 2004. Sales increased 59% in the Flat-Rolled Products segment, 47% in the High Performance Metals segment, and 32% in the Engineered Products segment.

    -- Segment operating profit was $113.9 million, an increase of $113.3 million compared to the first quarter 2004, as a result of improved performance across all three business segments. First quarter 2005 results included a LIFO inventory valuation reserve charge of $5.7 million, due primarily to higher titanium scrap costs. The LIFO inventory valuation reserve charge was $48.1 million in the first quarter 2004.

    --  Net income was $66.3 million, or $0.66 per share.

    -- Retirement benefit expense was $20.2 million compared to $36.0 million last year, primarily as a result of actions taken in the second quarter 2004 to control retiree medical costs and the favorable effect of the Medicare prescription drug legislation.

    -- Cash flow used in operations was $4.7 million. Improved market conditions resulted in the further investment of $122.2 million in managed working capital.

    --  Cash on hand was $231.2 million at March 31, 2005.

    -- Cost reductions, before the effects of inflation, totaled $30 million company-wide for the quarter. Our 2005 cost reduction goal is $100 million.

    Flat-Rolled Products Segment

    Market Conditions

    -- Demand continued to be strong from the residential construction and remodeling, oil and gas, food service and equipment, and transportation markets. Demand improved from capital goods markets, such as chemical processing and power generation industries. Demand remained good from the automotive market for our specialty products, and we improved our position for automotive exhaust alloys as a result of the J&L asset acquisition.

    First quarter 2005 compared to first quarter 2004

    -- Sales increased 59% to $524.9 million primarily due to improved demand, higher base-selling prices, higher raw material surcharges, and higher shipments including those from the Midland, PA and Louisville, OH facilities acquired in June 2004. Total finished tons shipped increased by over 47,800 tons, or 38%. Shipments of commodity products increased 49% and shipments of high-value products increased 13%. Average transaction prices, which include surcharges, were 17% higher for commodity products and 25% higher for high-value products.

    -- Segment operating income was $39.2 million, an increase of $50.2 million, primarily as a result of increased shipments, higher base-selling prices, additional surcharges, the benefits of gross cost reductions, and no LIFO inventory valuation reserve charge. First quarter 2004 results had a LIFO inventory valuation reserve charge of $37.6 million.

    -- Results benefited from $23.1 million in gross cost reductions, before the effects of inflation.

    High Performance Metals Segment

    Market Conditions

    -- Demand for our titanium alloys, nickel-based superalloys, and vacuum-melted specialty steels was strong from the aerospace, biomedical, and power generation markets. Our exotic alloys business continued to benefit from sustained high demand from government and medical markets, and from corrosion markets particularly in Asia.

    First quarter 2005 compared to first quarter 2004

    -- Sales increased 47% to $262.7 million. Shipments increased 22% for titanium alloys and 16% for nickel-based and specialty steel alloys, but decreased 13% for exotic alloys due primarily to product mix. Average selling prices increased 52% for titanium alloys, 26% for nickel-based and specialty steel alloys, and 11% for exotic alloys.

    -- Operating profit was $63.5 million, an increase of $55.7 million, as a result of increased shipments for most products, higher selling prices, and the benefits of gross cost reductions. Raw material cost inflation and higher inventory levels resulted in a LIFO inventory valuation reserve charge of $6.0 million in 2005 compared to a $8.6 million charge in 2004.

    -- Results benefited from $5.5 million of gross cost reductions, before the effects of inflation.

    Engineered Products Segment

    Market Conditions

    -- Demand for our tungsten products was strong from the oil and gas, aerospace, and general manufacturing markets. Demand remained strong for our forged products from the Class 8 truck, and construction and mining markets. Demand for our cast products was strong from the transportation, wind energy, and oil and gas markets.

    First quarter 2005 compared to first quarter 2004

    -- Sales improved 32% to $92.0 million due to increased volume and higher selling prices.

    -- Operating profit improved to $11.2 million, a $7.4 million increase, due to higher sales volumes, improved pricing, cost reductions and lower LIFO inventory valuation reserve charges. Changes in raw material costs and inventory levels resulted in a LIFO inventory valuation reserve gain of $0.3 million in 2005 compared to a $1.9 million charge in 2004.

    -- Results benefited from $1.5 million of cost reductions, before the effects of inflation.

    Retirement Benefit Expense

    -- Retirement benefit expense declined to $20.2 million in the first quarter 2005 compared to $36.0 million in the first quarter 2004, primarily as a result of actions taken in the second quarter 2004 to control retiree medical costs and the favorable effect of the Medicare prescription drug legislation.

    -- For the first quarter 2005, retirement benefit expense included in cost of sales was $14.2 million, and in selling and administrative expenses was $6.0 million. For the first quarter 2004, retirement benefit expense included in cost of sales was $27.6 million, and in selling and administrative expenses was $8.4 million.

    -- Retirement benefit expense for the full year 2005 is expected to decline to approximately $81 million from $120 million in 2004. The pension expense portion of retirement benefit expense is expected to decrease to approximately $63 million for 2005 compared to $74 million in 2004 as actual returns on pension assets in 2004 were higher than expected. This decrease is partially offset by a lower assumed discount rate to value pension benefit liabilities. Postretirement medical expense for 2005, which is now expected to be approximately $17 million compared to $46 million for 2004, will continue to benefit from the actions taken in the second quarter 2004 to control retiree medical costs. This is partially offset by a lower assumed discount rate to value plan liabilities. The revised 2005 postretirement medical expense reflects a $7 million reduction from the previous 2005 estimate due primarily to a revision of the projected impact of the Medicare prescription drug legislation resulting from updated regulations.

    -- ATI is not required to make cash contributions to its U.S. defined benefit pension plan for 2005, and based on current regulations and actuarial studies, ATI does not expect to be required to make cash contributions to its U.S. defined benefit pension plan during the next several years. However, we may elect, depending upon investment performance of the pension plan assets and other factors, to make voluntary cash contributions to this pension plan in the future.

    Other Expenses

    -- Corporate expenses for the first quarter 2005 were $10.3 million compared to $5.6 million in the year-ago period. This increase is due primarily to expenses associated with cash and equity-based long-term performance-based incentive compensation programs.

    -- Excluding the effects of retirement benefit expense, selling and administrative expenses as a percentage of sales declined to 6.3% in the 2005 first quarter from 7.8% in the same period of 2004.

    -- First quarter 2005 interest expense, net of interest income, increased to $10.4 million from $8.2 million in the year-ago period primarily related to interest associated with the financing of the June 2004 J&L asset acquisition and higher short-term interest rates.

    Income Taxes

    The 2005 first quarter includes a provision for income taxes of $2.3 million, which is principally related to foreign and state income taxes. No income tax provision or benefit was recognized in 2004. We maintain a valuation allowance for a major portion of our deferred tax assets in accordance with SFAS No. 109, "Accounting for Income Taxes". Future tax provisions or benefits will be recognized when taxable income exceeds net operating tax loss carry-forwards resulting in cash tax payments, or when tax losses, if any, are recoverable as cash refunds, or due to changes in our judgment regarding the realizability of our deferred tax assets.

    Cash Flow, Working Capital and Debt

    --  Cash on hand was $231.2 million at March 31, 2005.

    -- Cash flow used in operations during the first quarter 2005 was $4.7 million as the significant improvement in operating earnings was more than offset by a $122.2 million investment in managed working capital.

    -- The investment in managed working capital resulted from a $68.2 million increase in accounts receivable, which reflects the significantly higher level of sales in the first quarter 2005 compared to the fourth quarter 2004, and a $63.3 million increase in inventory mostly as a result of higher raw material costs and increased business volumes, partially offset by a $9.3 million increase in accounts payable. Most of the increase in raw material costs is expected to be recovered through surcharge and index pricing mechanisms.

    -- At March 31, 2005, managed working capital improved to 27.2% of annualized sales compared to 29.5% of annualized sales at year-end 2004. We define managed working capital as accounts receivable and gross inventories less accounts payable.

    -- Cash used in investing activities was $7.8 million in the first quarter 2005 and consisted primarily of capital expenditures.

    -- Cash used in financing activities was $7.1 million in the first quarter 2005 and included a decrease in net borrowings of $5.8 million and payment of dividends of $5.8 million offset by $4.5 million of proceeds received from the exercise of stock options.

    -- Net debt as a percentage of total capitalization improved to 39.4% at March 31, 2005 from 43.8% at the end of 2004.

    -- There were no borrowings outstanding during 2005 or 2004 under ATI's $325 million secured domestic borrowing facility, although a portion of the letters of credit capacity was utilized.

    New Accounting Pronouncement Adopted in 2005

    In the first quarter 2005, the Company adopted Statement of Financial Accounting Standards No. 123R, "Share-Based Payment". Under the revised standard, companies may no longer account for share-based compensation transactions, such as stock options, restricted stock, and potential payments under programs such as our Total Shareholder Return plans, using the intrinsic value method as defined in APB Opinion No. 25. Instead, companies are required to account for such equity transactions using an approach in which the fair value of an award is estimated at the date of grant and recognized as an expense over the requisite service period. Compensation expense is adjusted for equity awards that do not vest because service or performance conditions are not satisfied. However, compensation expense already recognized is not adjusted if market conditions are not met, such as stock options expiring "out-of-the-money". We adopted the new standard using the modified prospective method and beginning with the first quarter 2005 will reflect compensation expense in accordance with the SFAS 123R transition provisions. Under the modified prospective method, the effect of the standard is recognized in the period of adoption and in future periods. Prior periods are not restated to reflect the impact of adopting the new standard at earlier dates.
    First quarter 2005 compensation expense related to share-based incentive plans was $2.7 million compared to $1.2 million in the first quarter 2004. First quarter 2005 share-based compensation expense includes $0.8 million related to expensing of stock options.

    Allegheny Technologies will conduct a conference call with investors and analysts on April 21, 2005, at 1 p.m. ET to discuss the financial results. The conference call will be broadcast live on www.alleghenytechnologies.com. To access the broadcast, click on "Conference Call". In addition, the conference call will be available through the CCBN website, located at www.ccbn.com.

    This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as "anticipates," "believes," "estimates," "expects," "would," "should," "will," "will likely result," "forecast," "outlook," "projects," and similar expressions. Forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty materials; (b) material adverse changes in the markets we serve, including the commercial aerospace, construction and mining, automotive, electrical energy, chemical process industry and oil and gas, government, and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management, including those anticipated from the integration of acquired businesses, whether due to significant increases in energy, raw materials or employee benefits costs or other factors; (d) volatility of prices and availability of supply of the raw materials that are critical to the manufacture of our products;
(e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) significant legal proceedings or investigations adverse to us; and (g) the other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2004, and other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.
    Allegheny Technologies Incorporated (NYSE:ATI) is one of the largest and most diversified specialty materials producers in the world, with revenues of approximately $2.7 billion during 2004. The Company has approximately 9,000 full-time employees world-wide who use innovative technologies and advanced research and development to offer growing global markets a wide range of specialty materials solutions. High-value products include nickel-based and cobalt-based alloys and superalloys, titanium and titanium alloys, specialty steels, super stainless steel, exotic alloys, which include zirconium, hafnium and niobium, tungsten materials, and highly engineered strip and Precision Rolled Strip(R) products. In addition, we produce commodity specialty materials such as stainless steel sheet and plate, silicon and tool steels, and forgings and castings. The Allegheny Technologies website can be found at www.alleghenytechnologies.com.


Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Operations
(Unaudited - Dollars in millions, except per share amounts)

                                                  Three Months Ended
                                                       March 31
                                                 ---------------------
                                                    2005       2004
                                                 ---------- ----------

Sales                                            $   879.6  $   577.8
Costs and expenses:
     Cost of sales                                   738.3      567.4
     Selling and administrative expenses              61.5       53.7
                                                 ---------- ----------
Income (loss) before interest, other income
     (expense) and income taxes                       79.8      (43.3)
Interest expense, net                                (10.4)      (8.2)
Other income (expense), net                           (0.8)       1.1
                                                 ---------- ----------
Income (loss) before income tax provision             68.6      (50.4)
Income tax provision                                   2.3          -
                                                 ---------- ----------

Net income (loss)                                $    66.3  $   (50.4)
                                                 ========== ==========

Basic net income (loss) per common share         $    0.69  $   (0.63)
                                                 ========== ==========

Diluted net income (loss) per common share       $    0.66  $   (0.63)
                                                 ========== ==========


Weighted average common shares
     outstanding -- basic (millions)                  95.4       80.4

Weighted average common shares
     outstanding -- diluted (millions)                99.9       80.4

Actual common shares outstanding--
     end of period (millions)                         96.4       81.2


Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit (Loss) by Business Segment
(Unaudited - Dollars in millions)

                                                      Q1 2005  Q1 2004
                                                      -------  -------
Sales:
Flat-Rolled Products                                  $524.9   $329.6
High Performance Metals                                262.7    178.7
Engineered Products                                     92.0     69.5
                                                      -------  -------

Total External Sales                                  $879.6   $577.8
                                                      =======  =======

Operating Profit (Loss):

Flat-Rolled Products                                  $ 39.2   $(11.0)
% of Sales                                               7.5%    -3.3%

High Performance Metals                                 63.5      7.8
% of Sales                                              24.2%     4.4%

Engineered Products                                     11.2      3.8
% of Sales                                              12.2%     5.5%
                                                      -------  -------

  Operating Profit (Loss)                              113.9      0.6

% of Sales                                              12.9%     0.1%

Corporate expenses                                     (10.3)    (5.6)

Interest expense, net                                  (10.4)    (8.2)

                                                      -------  -------
Subtotal                                                93.2    (13.2)
Other expense, net of
  gains on asset sales                                  (4.4)    (1.2)

Retirement benefit expense                             (20.2)   (36.0)
                                                      -------  -------

Income (loss) before
  income taxes                                        $ 68.6   $(50.4)
                                                      =======  =======


Allegheny Technologies Incorporated and Subsidiaries
Consolidated Balance Sheets
(Current period unaudited--Dollars in millions)

                                              March 31,   December 31,
                                                2005         2004
                                             ------------ ------------
ASSETS

Current Assets:
Cash and cash equivalents                    $     231.2  $     250.8
Accounts receivable, net of allowances for
  doubtful accounts of $9.1 and $8.4 at
  March 31, 2005 and December 31, 2004,
  respectively                                     425.6        357.9
Inventories, net                                   568.1        513.0
Prepaid expenses and
    other current assets                            48.0         38.5
                                             ------------ ------------
  Total current assets                           1,272.9      1,160.2

Property, plant and equipment, net                 709.5        718.3
Cost in excess of net assets acquired              206.6        205.3
Deferred pension asset                             122.3        122.3
Deferred income taxes                               53.4         53.0
Other assets                                        61.4         56.6
                                             ------------ ------------

Total Assets                                 $   2,426.1  $   2,315.7
                                             ============ ============

LIABILITIES AND
    STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable                             $     281.4  $     271.2
Accrued liabilities                                201.7        192.2
Short term debt and current
 portion of long-term debt                          26.7         29.4
                                             ------------ ------------
  Total current liabilities                        509.8        492.8


Long-term debt                                     549.6        553.3
Accrued postretirement benefits                    470.5        472.7
Pension liabilities                                255.6        240.9
Other long-term liabilities                        109.5        130.1
                                             ------------ ------------
Total liabilities                                1,895.0      1,889.8
                                             ------------ ------------

Total stockholders' equity                         531.1        425.9
                                             ------------ ------------

Total Liabilities and Stockholders' Equity   $   2,426.1  $   2,315.7
                                             ============ ============


Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited--Dollars in millions)

                                                  Three Months Ended
                                                        March 31
                                                   -------------------
                                                     2005      2004
                                                   --------- ---------

Operating Activities:

   Net income (loss)                               $   66.3  $  (50.4)

   Depreciation and amortization                       17.8      18.8
   Change in managed working capital                 (122.2)    (75.4)
   Change in pension assets/liabilities                14.7      17.5
   Postretirement benefits                             (2.2)     10.8
   Accrued liabilities and other                       20.9      78.5
                                                   --------- ---------
Cash used in operating activities                      (4.7)     (0.2)
                                                   --------- ---------
Investing Activities:
   Purchases of property, plant and equipment          (7.2)    (12.1)
   Asset disposals and other                           (0.6)      1.2
                                                   --------- ---------
Cash used in investing activities                      (7.8)    (10.9)
                                                   --------- ---------
Financing Activities:
   Net decrease in debt                                (5.8)     (3.1)
   Dividends paid                                      (5.8)        -
   Exercises of stock options                           4.5       1.9
                                                   --------- ---------
Cash used in financing activities                      (7.1)     (1.2)
                                                   --------- ---------
Decrease in cash and cash equivalents                 (19.6)    (12.3)
Cash and cash equivalents at beginning of period      250.8      79.6
                                                   --------- ---------
Cash and cash equivalents at end of period         $  231.2  $   67.3
                                                   ========= =========


Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data
(Unaudited)

                                                     Q1 2005  Q1 2004
                                                     -------- --------
Volume:
 Flat-Rolled Products (finished tons)                172,787  124,987
                                                     -------- --------
   Commodity                                         129,942   87,016
   High value                                         42,845   37,971
 High Performance Metals
   (000's lbs.)
   Nickel-based and
    specialty steel alloys                            10,349    8,944
   Titanium mill products                              6,137    5,023
   Exotic alloys                                       1,027    1,185

Average Prices:
 Flat-Rolled Products  (per finished ton)             $3,030   $2,636
   Commodity                                          $2,345   $2,006
   High value                                         $5,109   $4,081
 High Performance Metals (per lb.)
   Nickel-based and specialty
    steel alloys                                      $ 9.77   $ 7.73
   Titanium mill products                             $17.37   $11.41
   Exotic alloys                                      $40.48   $36.32


Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Unaudited - Dollars in millions)

                                                       March 31, 2005
                         March 31,     December 31,  Change in Managed
                           2005            2004       Working Capital
                      -------------- --------------- -----------------

Accounts receivable   $       425.6  $        357.9
Inventory                     568.1           513.0
Accounts payable             (281.4)         (271.2)
                      -------------- ---------------
Subtotal                      712.3           599.7

Allowance for doubtful
 accounts                       9.1             8.4
LIFO reserve                  229.6           223.9
Corporate and other            23.8            20.6
                      -------------- ---------------
Managed working
 capital              $       974.8  $        852.6  $          122.2
                      ============== =============== =================

Annualized prior 2
 months sales         $     3,588.0  $      2,887.0
                      ============== ===============

Managed working
 capital as a
 % of annualized sales         27.2%           29.5%

As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable and gross inventories, less accounts payable. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO inventory valuation reserves, excess and obsolete inventory reserves, and reserves for uncollectible accounts receivable which, due to their nature, are managed separately.


Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Net Debt to Capital
(Unaudited - Dollars in millions)

                                          March 31,     December 31,
                                            2005            2004
                                       --------------- ---------------

Total debt                             $        576.3  $        582.7
Less: Cash                                     (231.2)         (250.8)
                                       --------------- ---------------
Net debt                               $        345.1  $        331.9

Net debt                               $        345.1  $        331.9
Stockholders' equity                            531.1           425.9
                                       --------------- ---------------
Total capital                          $        876.2  $        757.8

Net debt to capital ratio                        39.4%           43.8%
                                       =============== ===============

In managing the overall capital structure of the Company, one of the measures on which we focus is net debt to total capitalization, which is the percentage of debt to the total invested and borrowed capital of the Company. In determining this measure, debt and total capitalization are net of cash on hand which may be available to reduce borrowings.


    CONTACT: Allegheny Technologies Incorporated
             Dan L. Greenfield, 412-394-3004